Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3030

ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports Record New Bookings for September 2008

VALLEY COTTAGE, NY—October 30, 2008—CreditRiskMonitor (OTCBB: CRMZ) reported that revenues increased 17% and 16% to $1.49 million and $4.26 million for the 3 and 9 months ended September 30, 2008, respectively. The Company also reported net income of $113,000 and $173,000 for the 3 and 9 months ended September 30, 2008, respectively, versus net income of $163,000 and $241,000 for the same periods last year.

Jerry Flum, CEO stated, “Our belief that corporate credit analysis and monitoring has a counter-cyclical component was borne out in September. Awareness of the need for these services grows during economic turbulence. Monthly bookings of new business subscriptions were the highest in our history and strongly exceeded our previous record month. The Company is continuing its trend of profitability and positive cash flow, first reported in 2006’s 3rd quarter, even as we aggressively expand our sales force, invest in additional content and add infrastructure to support our future growth.”

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

CREDITRISKMONITOR.COM, INC. STATEMENTS OF OPERATIONS FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	3 Months Ended September 30,		9 Months Ended September 30,
	2008	2007	2008	2007

Operating revenues	$1,493,498	$1,273,983	$4,263,138	$3,665,960
Operating expenses:
Data and product costs	456,891	367,944	1,335,862	1,197,246
Selling, general and
administrative expenses	909,565	738,751	2,723,308	2,195,938
Depreciation and amortization	19,818	16,089	57,829	49,416
Total operating expenses	1,386,274	1,122,784	4,116,999	3,442,600
Income from operations	107,224	151,199	146,139	223,360
Other income	6,821	25,220	40,285	62,000
Interest expense	(80)	(8,858)	(9,853)	(29,584)
Income before income taxes	113,965	167,561	176,571	255,776
Provision for income taxes	880	4,129	3,237	14,311
Net income	$113,085	$163,432	$173,334	$241,465
Net income per share:
Basic and diluted	$0.01	$0.02	$0.02	$0.03

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.